Exhibit 99.1

Daktronics, Inc. Announces Second Quarter Fiscal 2022 Results

Brookings, S.D., December 1, 2021 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) today reported results for fiscal 2022 second quarter which ended October 30, 2021.

Q2 FY2022 financial highlights:

●	Net sales increased to $164.5 million as compared to Q2 FY2021 net sales of $127.4 million as a result of strong demand and eased pandemic related site restrictions.
●

Operating income decreased to $4.4 million as compared to Q2 FY2021 operating income of $6.7 million due to inflation in materials and freight costs and increased personnel spend compared to prior year.

●	Net income of $2.4 million, and earnings per diluted share of $0.05 compared to net income of $3.4 million, and $0.08 earnings per diluted share, for Q2 FY2021.
●

Second quarter orders of $163.7 million, grew 20.7% year-over-year, driven by increased market activity as the pandemic restrictions eased and economic conditions improved, including record bookings in Commercial and High School Park and Recreation business units.

●	Product order backlog of $282 million compared to $201 million a year earlier.(1) The increase was driven by strong order volume offset by muted conversion to sales due to supply chain challenges.
●	Balance sheet remains strong. There were no advances under the loan portion of the line of credit compared to $15 million borrowed at the end of Q2 FY2021.

Reece Kurtenbach, chairman, president and chief executive officer stated, "Market demand continued to return to pre-pandemic levels and our order bookings grew through the first half of the year. Our operating expenses have increased as we adjust our capacity to support increased demand levels and convert our record high backlog to sales. At the same time, material, labor, and freight availability constraints are creating headwinds in lead times and are causing inflationary cost pressures."

Outlook

Kurtenbach added, "We expect dynamic supply chain conditions to persist through next calendar year. As we continue to work through supply chain challenges, inflationary pressures, and evolving pandemic impacts, we expect volatility in our pricing, order and revenue cycles, and production costs in the near term. Over the long-term, we believe the fundamentals of the audiovisual industry are strong and are poised for continued growth. To position us to benefit from both near term growth and long-term trends, we are actively investing in capacity, in new technologies, and in different markets to make Daktronics and our solutions the preferred choice for new and existing customers."

Second Quarter and Year to Date Results

Orders for the second quarter of fiscal 2022 increased 20.7 percent as compared to the second quarter of fiscal 2021. Each business unit's order volume grew through the first half of fiscal 2022 reflecting the recovery from the impact of the global pandemic among our customers. Commercial business unit orders increase is due to strong demand from customers using systems for on-premise promotion and out-of-home advertising. High School Park and Recreation continued growth for the year and quarter is driven by the adoption of video displays for sporting and educational use. Transportation order levels increased as project planning and approval activities resumed and moved forward for displays used in intelligent transportation systems and mass transit venues. The International business unit orders for the quarter were less than last year, same quarter, but improved through the first half of the year. The pandemic recovery in regions around the world has varied. While some countries have eased travel restrictions and we have seen business in those locations increase, other countries still continue to deal with the ongoing challenges of the pandemic. Live Events business unit orders were similar to last year second quarter and increased on a year to date basis.

Net sales increased by 29.1 percent in the second quarter of fiscal 2022 as compared to the second quarter of fiscal 2021. Net sales for the six months ended Oct. 30, 2021 increased by 14.1 percent as compared to the same period one year ago. Material supply and labor shortages are creating an increase in lead times and extending the timing of converting some orders to sales in the near-term. This has created a larger than typical backlog, which we expect to fulfill in future quarters.

Gross profit as a percentage of net sales was 19.6 percent for the second quarter of fiscal 2022 as compared to 26.2 percent a year earlier and 20.8 percent for the six months ended Oct. 30, 2021 as compared to 25.5 percent for the six months ended a year earlier. The decrease in gross profit is primarily related to increased input costs including material, freight, and tariff costs and increased personnel spend compared to prior year during the pandemic. In addition, during the second quarter of fiscal 2022 we had more large project sales which generally have lower gross profit because of the competitive nature of large projects.

Operating expenses for the second quarter of fiscal 2022 were $27.9 million, compared to $26.7 million for the second quarter of fiscal 2021 or an increase of 4.5 percent and $54.4 million for the six months ended Oct. 30, 2021 as compared to $52.9 million for the six months ended a year prior. The increases were primarily associated with increases in personnel related expenses.

Operating income as a percent of sales for the quarter was 2.7 percent as compared to an operating income as a percent of sales of 5.2 percent during the second quarter of fiscal 2021 and 3.2 percent for six months ended Oct. 30, 2021 as compared to 6.0 percent for the six months ended a year prior.

The effective tax rate expense for the second quarter of fiscal 2022 was 29.6 percent compared to an effective tax rate expense of 41.1 percent for the second quarter of fiscal 2021. The effective tax rate expense for the six months ended Oct. 30, 2021 was 27.0 percent compared to an effective tax rate expense of 26.2 percent for the six months ended a year prior. The difference in tax rates is primarily driven by a decrease in estimated tax credits proportionate to an increase in estimated pre-tax earnings in the second quarter of fiscal 2021 compared to the second quarter of fiscal 2022.

Cash, restricted cash, and marketable securities at the end of the second quarter of fiscal 2022 were $61.6 million, which compares to $74.4 million at the end of the second quarter of fiscal 2021 and $80.4 million at the end of fiscal 2021. There were no advances under the loan portion of the line of credit compared to $15 million borrowed at the end of the second quarter of fiscal 2021. Free cash flow, defined as cash provided from or used in operating activities less net investment in property and equipment, was a negative $12.3 million for the first six months of fiscal 2022, as compared to a positive free cash flow of $34.5 million for the same period in fiscal 2021. Cash provided from or used in operating activities differed as compared to last year due to an increase in accounts receivable and inventory required to support the increased order volume. Net investment in property and equipment was $3.7 million for fiscal 2022, as compared to $5.4 million for fiscal 2021.

(1) Backlog is not a measure defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining backlog may vary from the methodology used by other companies in determining their backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended May 1, 2021.

About Daktronics

Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2021 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

-- END --

For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	October 30,	October 31,	October 30,	October 31,
	2021	2020	2021	2020
Net sales	$164,477	$127,367	$309,209	$271,011
Cost of sales	132,213	94,053	244,757	201,936
Gross profit	32,264	33,314	64,452	69,075

Operating expenses:
Selling	12,482	12,654	24,277	24,210
General and administrative	8,201	7,264	15,772	14,388
Product design and development	7,196	6,737	14,358	14,269
	27,879	26,655	54,407	52,867
Operating income	4,385	6,659	10,045	16,208

Nonoperating (expense) income:
Interest (expense) income, net	(59)	(18)	78	(6)
Other (expense) income, net	(952)	(837)	(1,820)	(1,464)

Income before income taxes	3,374	5,804	8,303	14,738
Income tax expense	1,000	2,388	2,244	3,855
Net income	$2,374	$3,416	$6,059	$10,883

Weighted average shares outstanding:
Basic	45,350	44,893	45,271	44,808
Diluted	45,499	44,977	45,490	44,947

Earnings per share:
Basic	$0.05	$0.08	$0.13	$0.24
Diluted	$0.05	$0.08	$0.13	$0.24

Daktronics, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (in thousands)

	October 30,	May 1,
	2021	2021
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$59,727	$77,590
Restricted cash	1,877	2,812
Accounts receivable, net	95,156	67,808
Inventories	94,790	74,356
Contract assets	40,231	32,799
Current maturities of long-term receivables	2,167	1,462
Prepaid expenses and other current assets	10,897	7,445
Income tax receivables	322	731
Total current assets	305,167	265,003

Property and equipment, net	56,084	58,682
Long-term receivables, less current maturities	6,357	1,635
Goodwill	8,293	8,414
Intangibles, net	1,706	2,083
Investment in affiliates and other assets	28,259	27,403
Deferred income taxes	11,940	11,944
Total non-current assets	112,639	110,161
TOTAL ASSETS	$417,806	$375,164

Daktronics, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (continued) (in thousands)

	October 30,	May 1,
	2021	2021
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$65,963	$40,251
Contract liabilities	70,158	64,495
Accrued expenses	32,683	30,672
Warranty obligations	10,285	10,464
Income taxes payable	850	738
Total current liabilities	179,939	146,620

Long-term warranty obligations	15,493	15,496
Long-term contract liabilities	10,707	10,720
Other long-term obligations	9,809	7,816
Long-term income taxes payable	682	548
Deferred income taxes	373	410
Total long-term liabilities	37,064	34,990
TOTAL LIABILITIES	217,003	181,610

SHAREHOLDERS' EQUITY:
Common stock	61,175	60,575
Additional paid-in capital	47,412	46,595
Retained earnings	102,075	96,016
Treasury stock, at cost	(7,101)	(7,297)
Accumulated other comprehensive loss	(2,758)	(2,335)
TOTAL SHAREHOLDERS' EQUITY	200,803	193,554
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$417,806	$375,164

Daktronics, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Six Months Ended
	October 30,	October 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,059	$10,883
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	7,789	8,564
Gain on sale of property, equipment and other assets	(676)	(162)
Share-based compensation	1,012	1,047
Equity in loss of investees	1,565	1,145
Provision for doubtful accounts	(588)	153
Deferred income taxes, net	(41)	2
Change in operating assets and liabilities	(23,654)	18,343
Net cash (used in) provided by operating activities	(8,534)	39,975

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,507)	(5,776)
Proceeds from sales of property, equipment and other assets	760	341
Proceeds from sales or maturities of marketable securities	—	247
Purchases of and loans to equity investees	(6,129)	(903)
Net cash used in investing activities	(9,876)	(6,091)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term obligations	(200)	(220)
Proceed from exercise of stock options	3	—
Tax payments related to RSU issuances	(199)	(125)
Net cash used in financing activities	(396)	(345)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	8	(498)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(18,798)	33,041

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	80,402	40,412
End of period	$61,604	$73,453

Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Six Months Ended
	October 30,	October 31,	Dollar	Percent	October 30,	October 31,	Dollar	Percent
	2021	2020	Change	Change	2021	2020	Change	Change
Net Sales:
Commercial	$34,463	$30,356	$4,107	13.5%	$67,244	$64,862	$2,382	3.7%
Live Events	59,396	37,822	21,574	57.0	111,783	89,296	22,487	25.2
High School Park and Recreation	32,747	27,578	5,169	18.7	60,641	56,521	4,120	7.3
Transportation	14,053	15,323	(1,270)	(8.3)	26,611	29,821	(3,210)	(10.8)
International	23,818	16,288	7,530	46.2	42,930	30,511	12,419	40.7
	$164,477	$127,367	$37,110	29.1%	$309,209	$271,011	$38,198	14.1%
Orders:
Commercial	$58,358	$32,590	$25,768	79.1%	$96,687	$58,123	$38,564	66.3%
Live Events	40,501	40,684	(183)	(0.4)	90,187	82,544	7,643	9.3
High School Park and Recreation	25,651	20,117	5,534	27.5	71,362	48,216	23,146	48.0
Transportation	14,699	11,633	3,066	26.4	36,044	24,722	11,322	45.8
International	24,498	30,642	(6,144)	(20.1)	51,173	44,214	6,959	15.7
	$163,707	$135,666	$28,041	20.7%	$345,453	$257,819	$87,634	34.0%

Reconciliation of Free Cash Flow* (in thousands) (unaudited)

	Six Months Ended
	October 30,	October 31,
	2021	2020
Net cash (used in) provided by operating activities	$(8,534)	$39,975
Purchases of property and equipment	(4,507)	(5,776)
Proceeds from sales of property and equipment	760	341
Free cash flow	$(12,281)	$34,540

*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under accounting principles generally accepted in the United States of America ("GAAP") and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.